Exhibit 2.5

AMENDMENT NO. 1
TO THE
TRANSACTION AGREEMENT
______________

THIS AMENDMENT NO. 1 (this “Amendment”), dated as of February 23, 2017, to the Transaction Agreement, dated December 6, 2016 (the “Transaction Agreement”), is by and between Verizon Communications Inc. and Equinix, Inc. Capitalized terms used in this Amendment but not otherwise defined herein will have the respective meanings assigned to them in the Transaction Agreement.

WHEREAS, Section 9.06 of the Transaction Agreement provides for the amendment of the Transaction Agreement in accordance with the terms set forth therein; and

WHEREAS, the parties hereto desire to amend the Transaction Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE I
AMENDMENT TO TRANSACTION AGREEMENT

1.Amend and Restate Section 8.01. Section 8.01 of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“(a)    Seller will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by any Acquired Entity or solely in respect of the other Acquired Assets that are (i) required to be filed (taking into account any applicable extensions) on or before the Closing Date or (ii) required to be filed (taking into account any applicable extensions) after the Closing Date for any Tax period ending on or before the Closing Date. Seller will prepare any Tax Return described in clause (ii) of the immediately preceding sentence on a basis consistent with the past practices with respect to previously filed Tax Returns, except to the extent otherwise required by applicable Law, and will deliver to Acquiror any such Tax Return (other than Transfer Tax documentation, which is addressed in Section 8.06), together with any additional information relating thereto that Acquiror may reasonably request, at least 30 days prior to the due date for filing such Tax Return (taking into account any applicable extensions). Acquiror will have the right to review any such Tax Return and additional information, if any, prior to the filing of such Tax Return, and Seller will consider in good faith any comments submitted by Acquiror at least ten days prior to the due date of such Tax Return. Acquiror will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Acquired Entities or solely in respect of the other Acquired Assets for a Straddle Period; provided, that Seller will prepare and timely file, or cause to be prepared and timely filed, all such Tax Returns for Property Taxes required by applicable Law to be filed by

Seller or an Affiliate of Seller with respect to the Acquired Assets (“Seller Straddle Period Property Tax Returns”). Any such Tax Return required to be filed in respect of a Straddle Period after the Closing Date will be prepared on a basis consistent with the past practices with respect to previously filed Tax Returns, except to the extent otherwise required by applicable Law. With respect to each Straddle Period Tax Return that is not a Seller Straddle Period Property Tax Return, (i) Acquiror will deliver to Seller, at least 30 days prior to the due date for the filing of such Straddle Period Tax Return (taking into account any applicable extensions), a statement setting forth the amount of Tax for which Seller is responsible pursuant to Sections 8.04(a), 8.04(b) and 8.04(c); (ii) Acquiror will also deliver a copy of such Tax Return, together with any additional information relating thereto that Seller may reasonably request; (iii) Seller will have the right to review such Straddle Period Tax Return, statement and additional information, if any, prior to the filing of such Tax Return; and (iv) Acquiror will consider in good faith, before filing such Tax Return, any comments submitted by Seller at least ten days prior to the due date of such Tax Return. Neither Acquiror nor any of its Affiliates (including any Acquired Entity) will file a Tax Return or agree to any waiver or extension of the statute of limitations relating to Taxes with respect to any Acquired Entity or the other Acquired Assets for a Tax period ending on or before the Closing Date or a Straddle Period, in each case, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), provided that this sentence shall not prevent Acquiror from filing any such Tax Return on the due date for filing such Tax Return (taking into account any applicable extensions).

    (b)    The Party required by applicable Law to pay the Taxes due with respect to Tax Returns prepared and filed in accordance with Section 8.01(a) will timely pay such Taxes to the applicable Taxing Authority when due. At least five Business Days prior to the due date for the payment of such Taxes, the other Party will pay the amount of such Taxes for which it is responsible pursuant to this Article VIII (including as determined pursuant to Section 8.04(c)), if any, to the first Party. Acquiror will pay or cause to be paid to the applicable Taxing Authority all other Taxes required to be paid by or with respect to any Acquired Entity or the other Acquired Assets. Notwithstanding anything to the contrary in the forgoing provisions of this Section 8.01, with respect to Property Taxes reported on a Seller Straddle Period Property Tax Return (the “Straddle Period Property Taxes”):

(i) Prior to the Closing Date, Seller will estimate the amount of the Straddle Period Property Taxes that will be shown on each Seller Straddle Period Property Tax Return using the values applied to determine such Property Taxes for the immediately preceding taxable period; provided that such estimate may be revised to the extent necessary to reflect any change in the Assets that are Acquired Assets after the initial estimate. Such estimated Straddle Period Property Taxes (as revised, if at all) will be allocated in accordance with Section 8.04(c)(i). The aggregate amount of such estimated Straddle Period Property Taxes not allocable to a Pre-Closing Tax Period will be paid by Acquiror (or its designated Affiliate) to Seller at Closing pursuant to Section 1.11 hereof (the “Estimated Acquiror Straddle Period Tax Payment”).

(ii) Seller shall timely pay to the applicable Governmental Authority the Straddle Period Property Taxes shown as due and owing on each Seller Straddle Period Property Tax Return filed. Promptly after the filing of the last of such Seller Straddle Period Property Tax

Returns to be filed, Seller will prepare and deliver to Acquiror a calculation, in writing and in reasonable detail, of (A) the aggregate amount of the Straddle Period Property Taxes not allocable to a Pre-Closing Tax Period in accordance with Section 8.04(c)(i) minus (B) the Estimated Acquiror Straddle Period Tax Payment. If such calculation results in a positive number, Acquiror will pay Seller the amount of such difference within five (5) Business Days of receipt by Acquiror of such calculation. If such calculation results in a negative number, Seller will pay Acquiror (or its designated Affiliate) the amount of such difference within five (5) Business Days of receipt by Acquiror.”

ARTICLE II
MISCELLANEOUS

2.No Further Amendment. Except as expressly amended hereby, the Transaction Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof will remain in full force and effect. This Amendment is limited precisely as written and will not be deemed to be an amendment to any other term or condition of the Transaction Agreement or any of the documents referred to therein.

3.Effect of Amendment. This Amendment will form a part of the Transaction Agreement for all purposes, and each party thereto and hereto will be bound hereby. From and after the execution of this Amendment by the parties, any reference to the Transaction Agreement will be deemed a reference to the Transaction Agreement as amended hereby.

4.Governing Law. The validity, interpretation and enforcement of this Amendment will be governed by the Laws of the State of New York without regard to the conflict of Laws provisions thereof that would cause the Laws of another state to apply.

5.Severability Clause. The parties hereto agree that (a) the provisions of this Amendment will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law, in each case so as to best preserve the intention of the parties hereto with respect to the benefits and obligations of this Amendment.

6.Counterparts. This Amendment may be executed in counterparts (each of which need not contain the signature of the other party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Amendment, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

VERIZON COMMUNICATIONS INC.
By:	/s/ John N. Doherty
Name: John N. Doherty
Title: Authorized Signer
EQUINIX, INC.
By:	/s/ Mark Adams
Name: Mark Adams
Title: CDO